EXHIBIT 10.3

RENEWAL AND MODIFICATION AGREEMENT

This Renewal and Modification Agreement (this “Agreement”), effective as of November 1, 2007, is made by and between CaminoSoft Corp., a California corporation (“Borrower”), and Renaissance US Growth Investment Trust PLC (“Lender”).

Borrower is indebted to Lender under the terms of a loan (the “Loan”) evidenced by that certain Convertible Promissory Note, dated February 7, 2007, in the principal amount of $100,000 (the “Note”), and certain other instruments, as each may have been previously renewed, modified or extended (such instruments, and any others which evidence, guaranty, secure or modify the Loan, as any or all of them may have been amended or modified to date and whether or not executed by Borrower, shall hereinafter be collectively referred to as the “Loan Documents”). Payment of the Note is secured by the security interests in all or substantially all of the assets of Borrower. The parties hereto wish to modify, renew and extend the maturity of the Note. Accordingly, the parties hereto agree as follows:

Modification. The Note is hereby modified and amended such that (i) the maturity date of the Note is changed so that payment of the unpaid principal on the Note, and all accrued and unpaid interest and any other charges, fees and payments due under the Loan Documents shall be due and payable in full on February 27, 2008; and (ii) commencing with the interest payments due on November 1, 2007, such payments will be made by delivering of restricted shares of Borrower’s Common Stock. The number of shares to be so delivered shall be equal to the amount of the interest payment divided by the average of the last sale prices, or if there is no last sale price, the closing bid prices, for the five trading days immediately preceding the payment date. Except as modified and amended pursuant to the terms of this Agreement, the Loan Documents, including without limitation the Note, shall remain in full force and effect in accordance with their respective terms.

Reaffirmation of Loan. Borrower: (a) reaffirms the terms and provisions of, and its obligations under, the Loan Documents, as modified herein; and (b) confirms to Lender all security interests and liens heretofore granted to secure payment and performance of the Note.

No Claims or Defenses. Borrower confirms and acknowledges that it has no claims, offsets, counterclaims or defenses with respect to (i) the payment of the Loan; (ii) the payment of any other sums due under the Loan Documents; (iii) the performance of any of Borrower’s obligations under the Loan Documents; or (iv) any liability under any of the Loan Documents.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Texas, without reference to conflict of law principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

BORROWER:

CaminoSoft Corp.

By:
Stephen Crosson Chief Operating Officer and Chief Financial Officer

LENDER:

Renaissance US Growth Investment Trust PLC

By:	RENN Capital Group, Inc.
Its: Investment Manager

By:	Russell Cleveland President